Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

Ray Christie

Phone: (510) 668-2200 or

Email: rchristi@thermawave.com

Therma-Wave Announces First Fiscal Quarter 2004 Financial Results

FREMONT, California - July 29, 2003 --Therma-Wave, Inc., (Nasdaq: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the first fiscal quarter ended June 29, 2003.

"Therma-Wave's financial results for the first fiscal quarter of 2004 have begun to reflect the positive impacts of the cost containment and operating efficiency initiatives implemented in recent quarters," commented Boris Lipkin, Therma-Wave president and chief executive officer. "Our efforts to significantly reduce our quarterly cash usage, increase our product orders and improve operating performance all showed excellent progress. While we have a great deal of work yet to do, we are confident that we have the right strategy in place and that we can continue forward on a path of steady improvement."

Revenue for the first fiscal quarter 2004 was $11.9 million, compared to $15.0 million for the first fiscal quarter 2003. Sequentially, net revenue decreased from the $13.1 million reported for the fourth fiscal quarter ended March 30, 2003. Therma-Wave's fourth fiscal quarter results included $1.0 million in reclassified revenue related to a prior year transaction, which was previously announced on May 6, 2003 as part of a restatement of results. Excluding this $1.0 million reclassification, the sequential decrease in revenue was $0.2 million or 1.4 percent and in line with previous management guidance.

The Company recorded a net loss for the first fiscal quarter 2004 of $9.5 million or $(0.33) per diluted share compared to a net loss of $11.3 million or $(0.40) per diluted share in the first fiscal quarter of 2003. This compared to a net loss of $19.1 million or $(0.67) per diluted share in the fourth fiscal quarter of 2003.

The first fiscal quarter 2004 results include $1.5 million for employee severance and other costs related to a reduction in workforce which occurred in early April.

The fourth fiscal quarter 2003 results included non-cash charges of $1.6 million related to the consolidation of facilities and the write-off of intangible assets as well as a $2.2 million reserve for obsolete and excess inventory. It also included $1.9 million for employee severance and other costs related to a reduction in workforce.

Cash and short-term investments totaled $14.7 million at June 29, 2003, compared to $14.8 million at March 30, 2003. The overall decline in cash and short-term investments in the first fiscal quarter 2004 was $27.0 thousand, an improvement of $11.8 million from the previous quarter. The June ending cash included $3.5 million of restricted cash and the March figure included $1.1 million of restricted cash. The restriction on cash of $3.5 million was a temporary requirement to cover a standby letter of credit due to our transition to a new bank, while obtaining a new credit line that has been separately announced, and the restriction lasted approximately one week. The $1.1 million restricted cash at March 30 also covered a standby letter of credit that was later placed under the new credit line. There were no restricted cash amounts after July 3, 2003.

Mr. Lipkin continued, "I am very pleased with the progress we achieved. The results demonstrate solid improvements in several important financial measures, including improved cash management, rising gross margins and a reduction in net loss. From an operational perspective, Therma- Wave experienced an expansion in the customer base as well as a strong book-to- bill ratio. These improvements indicate that our strategy is beginning to show the results we are looking for. Perhaps the most important area of achievement is represented by the encouraging response from our customers, who by their orders have demonstrated that they believe in our plans, products and most importantly, they believe in our company. All of this was made possible by the great support we received from our employees."

Guidance

"For the first fiscal quarter of 2004, Therma-Wave's new orders strengthened and the book-to-bill ratio improved to 1.28. We expect our second fiscal quarter 2004 revenues to reflect that improvement increasing by an estimated 15 percent to 20 percent from the $11.9 million recorded in the first fiscal quarter of 2004. We anticipate the second fiscal quarter net loss to be substantially reduced to within the range of $(0.20) to $(0.25) per diluted share. Fiscal second quarter cash usage is expected to be higher than the first quarter due to the timing of payments and shipments. These timing issues are however expected to provide some benefit in the third fiscal quarter where we currently anticipate achieving positive cash flow," concluded Mr. Lipkin.

Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, Tuesday, July 29, 2003. Participating in the call will be Boris Lipkin, president and chief executive officer, Ray Christie, vice president and chief financial officer, and Giovanni Nocerino, executive vice president worldwide sales and field operations. The call may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the Therma-Wave Web page at www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words "anticipate," "expect," "expected," and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward- looking statements. Such statements relating to our improved outlook for our second quarter of fiscal 2004, our expected improved product revenue, and anticipated loss per diluted share and cash burn are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company's annual report on Form 10-K for the fiscal year ended March 30, 2003. The Company undertakes no obligation to update the information in this press release.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands)

                                                         June 29,     March 30,
                                                          2003          2003
                                                      -----------  ------------
Assets
Current assets:
 Cash............................................... $    11,232  $     13,695
 Restricted cash....................................       3,500         1,064
 Accounts receivable, net...........................      10,023        13,822
 Inventories........................................      19,225        22,146
 Other current assets...............................       2,081         1,657
                                                      -----------  ------------
    Total current assets............................      46,061        52,384
Property and equipment, net.........................       7,710         9,004
Goodwill and other intangible assets, net...........       1,693         1,811
Other assets........................................       2,833         4,504
                                                      -----------  ------------
    Total assets.................................... $    58,297  $     67,703
                                                      ===========  ============
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable................................... $     3,101  $      2,148
 Deferred revenues..................................       7,040        11,138
 Other current liabilities..........................      14,269        15,589
                                                      -----------  ------------
    Total current liabilities.......................      24,410        28,875
                                                      -----------  ------------
Long-term liabilities:
 Non-current deferred revenues(2)..................        4,738            --
 Other long-term liabilities.......................        1,937         2,490
                                                      -----------  ------------
    Total long-term liabilities.....................       6,675         2,490
                                                      -----------  ------------
    Total liabilities...............................      31,085        31,365
                                                      -----------  ------------
Stockholders' equity................................      27,212        36,338
                                                      -----------  ------------
    Total liabilities and stockholders' equity...... $    58,297  $     67,703
                                                      ===========  ============

(1) Amounts as of June 29, 2003 are unaudited. Amounts as of March 30, 2003 are from the March 30, 2003 audited financial statements.

(2) Deferred revenues related to a long-term development contract were reclassified from current category to non-current category during the June 29, 2003 quarter.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                                      Three Months Ended
                                                          -----------------------------------------
                                                          June 29, 2003 March 30, 2003 June 30, 2002
                                                          ------------  -------------  ------------

Net revenues............................................ $     11,903  $      13,077  $     14,949
Cost of revenues........................................        9,071         14,988        11,871
                                                          ------------  -------------  ------------
Gross profit (loss).....................................        2,832         (1,911)        3,078
                                                          ------------  -------------  ------------
Operating expenses:
  Research and development..............................        4,948          6,255         7,995
  Selling, general and administrative...................        5,529          7,194         6,121
  Impairment of goodwill and other intangible assets....           --            431            --
  Restructuring, severance and other....................        1,484          3,093            --
  Stock-based compensation..............................          210            273           586
                                                          ------------  -------------  ------------
         Total operating expenses.......................       12,171         17,246        14,702
                                                          ------------  -------------  ------------
Operating loss..........................................       (9,339)       (19,157)      (11,624)
Other income(expense)...................................         (195)            32           321
                                                          ------------  -------------  ------------
Net loss................................................ $     (9,534) $     (19,125) $    (11,303)
                                                          ============  =============  ============

Net loss per share
  Basic................................................. $      (0.33) $       (0.67) $      (0.40)
  Diluted............................................... $      (0.33) $       (0.67) $      (0.40)

Weighted average number of shares outstanding
  Basic.................................................       28,704         28,545        28,565
  Diluted...............................................       28,704         28,545        28,565